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                                                                     EXHIBIT 1.1

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

                (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)
         (A joint stock limited company incorporated in the People's Republic of China with limited liability)
                                (Stock code: 670)

                                AIRCRAFT PURCHASE
                          VERY SUBSTANTIAL ACQUISITION
                     TIME EXTENSION FOR DESPATCH OF CIRCULAR


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Reference is made to the Announcement regarding, among other things, the purchase of fifteen Boeing 787 aircraft by the Company. The Company has applied to the Stock Exchange for a waiver from strict compliance with Rule 14.38 in relation to the timing for the despatch of the Circular. The Circular is expected to be available for despatch as soon as practicable but not later than 20th September, 2005.
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Reference is made to the announcement of the Company published in the newspapers on 9th August, 2005 (the "ANNOUNCEMENT") in relation to, among other things, the purchase of fifteen Boeing 787 aircraft by the Company. Terms used herein shall have the same meanings as defined in the Announcement unless the context otherwise requires.

Pursuant to the Listing Rules, a circular ("CIRCULAR") regarding the "very substantial acquisition" as mentioned in the Announcement is required to be despatched to the Company's shareholders within 21 days after publication of the Announcement. However, additional time is required to collate and finalise certain information, including the financial information, associated with the preparation of the Circular, such as an updated indebtedness statement required for inclusion in the Circular. The Company has therefore applied to the Stock Exchange for a waiver from strict compliance with the requirements under Rule
14.38 of the Listing Rules in relation to the timing for the despatch of the Circular. The Company's directors expect that the Circular will be available for despatch as soon as practicable but not later than 20th September, 2005.

                                           By order of the board of directors of
                                                    CHINA EASTERN AIRLINES
                                                     CORPORATION LIMITED
                                                         LUO ZHUPING
                                               Director and Company Secretary

The Company's directors, as at the date of this announcement, are:

Li Fenghua (Chairman, Executive Director)
Luo Chaogeng (President, Executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)

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Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the People's Republic of China
29th August, 2005

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